As filed with the Securities and Exchange Commission on ________ __, 2003

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

PEOPLESOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	68-0137069 (I.R.S. Employer Identification No.)

4460 Hacienda Drive
Pleasanton, California 94588
(Address of Principal Executive Offices) (Zip Code)

PEOPLESOFT, INC. EXECUTIVE 401(K) PLAN
PEOPLESOFT, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

(Full titles of the Plans)

Craig A. Conway
President and Chief Executive Officer
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588
(Name and Address of Agent for Service)

(925) 225-3000
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be Registered	Offering Price per	Aggregate Offering Price	Amount of
Registered	(1)	Obligation	(2)	Registration Fee

Deferred Compensation Obligations (1)	$41,000,000.00	100%	$41,000,000.00	$3,317.00

(1)	The Deferred Compensation Obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the PeopleSoft, Inc. Executive 401(k) Plan and the PeopleSoft, Inc. Executive Deferred Compensation Plan.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the maximum amount of Deferred Compensation Obligations.

INTRODUCTION

     This Registration Statement on Form S-8 (this “Registration Statement”) is filed by PeopleSoft, Inc., a Delaware corporation (the “Registrant”), relating to deferred obligations issuable to eligible employees of the Registrant under the PeopleSoft, Inc. Executive 401(k) Plan (“the Executive 401(k) Plan”) and the PeopleSoft, Inc. Executive Deferred Compensation Plan, as amended and restated effective July 18, 2003 (the “Executive Deferred Compensation Plan”).

PART I

Information Required in Section 10(a) Prospectus

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

     (i)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     (ii)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

     (iii)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

     (iv)  The Registrant’s Current Reports on Forms 8-K, filed with the Commission on April 4, 2003, April 23, 2003, June 2, 2003, June 12, 2003, July 2, 2003, July 14, 2003, July 17, 2003, July 17, 2003, July 28, 2003, August 29, 2003 and September 11, 2003;

     (v)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (i) above;

     (vi)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 7, 1992, including any amendment or report filed for the purpose of updating such description;

     (vii)  The description of the Registrant’s Preferred Shares Purchase Rights contained in its Registration Statement on Form 8-A/A filed with the Commission on March 25, 1998 including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

     Under the Executive Deferred Compensation Plan, the Registrant will provide employees who are eligible to participate, as defined therein, the opportunity to enter into agreements for the deferral of a specified amount or percentage of their cash compensation. The amount of compensation to be deferred by each participating employee (each, a “Participant”) will be determined in accordance with the Executive Deferred Compensation Plan based on elections by each Participant.

     Prior to January 1, 1997, under the Executive 401(k) Plan, the Registrant provided employees who were eligible to participate, as defined therein, the opportunity to enter into agreements for the deferral of a specified amount or percentage of their cash compensation. The amount of compensation deferred by each participating employee (each, a “Participant”) was determined in accordance with the Executive 401(k) Plan based on elections by each Participant. Effective January 1, 1997, the Registrant discontinued all compensation deferrals and other contributions under the Executive 401(k) Plan. For Participants who had accounts in the Executive 401(k) Plan as of December 31, 1996, the Registrant has maintained and distributed such accounts in accordance with the terms of the Executive 401(k) Plan as of such date or as amended by the Registrant thereafter. Effective January 1, 1997, the Executive 401(k) Plan document was amended and restated in the form of the Executive Deferred Compensation Plan document.

     Pursuant to the Executive Deferred Compensation Plan and Executive 401(k) Plan (collectively, the “Plans”), the Registrant will be obligated to deliver at a future date deferred compensation credited to a Participant’s account under the Plans, adjusted for any positive or negative investment results from investment alternatives selected by the Participant from those available under the Plans (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

     Each Obligation will be payable in cash, commencing upon a Participant’s termination of employment with the Registrant (including terminations due to disability or death) and will be distributed in the form of a lump sum payment or in annual installments over a five- to fifteen-year period, depending upon the election made by each Participant during the most recent period of enrollment. In addition, Participants may be entitled to receive payments in respect of Obligations under the Plans pursuant to certain hardship withdrawals, previously scheduled withdrawals, and withdrawals upon imposition of a penalty. The Registrant may enter into a trust agreement with a trustee under an irrevocable trust (“Trust”), and the amounts allocated to such Trust and the earnings thereon would be used to satisfy the Obligations of the Registrant under the Plans. Any such Trust shall be a “grantor trust” for state and federal income tax purposes. However, the Plans would remain unfunded and the assets of the Trust would at all times be subject to the claims of the general creditors of the Registrant.

     The Registrant reserves the right to amend or terminate the Plans at any time, including a retroactive amendment; provided, however, that (i) prior to a change in control of the Registrant (as defined in the Plans) no such action shall reduce or constitute a forfeiture of a Participant’s benefits under the Plans, and (ii) after a change in control of the Registrant, the Plans may not be amended or terminated in any manner that adversely affects a Participant’s rights under the Plans, including the right to continue to defer compensation under the Executive Deferred Compensation Plan until the times specified therein and the right to accrue interest or other investment earnings under the Plans.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Registrant require it to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Registrant has entered into indemnification agreements with its directors and certain officers containing provisions that provide for the indemnification of such director or officer to the fullest extent permitted under the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain and maintain directors’ and officers’ insurance if deemed to be advisable. The Registrant believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit
Number	Exhibit

4.1	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statements on Form 8-A which are incorporated herein by reference pursuant to Items 3(vi) and (vii).

5.1	Opinion and consent of Counsel as to legality of securities being registered.

23.1	Independent Auditors’ Consent.

23.2	Notice Regarding Consent of Arthur Andersen LLP, Independent Public Accountants.

Exhibit
Number	Exhibit

23.3	Consent of Counsel is contained in Exhibit 5.1.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	PeopleSoft, Inc. Executive Deferred Compensation Plan, as amended and restated as of July 18, 2003.

Item 9. Undertaking

     (a)  The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 12th day of September, 2003.

PeopleSoft, Inc.

By:	/s/ Kevin T. Parker

Kevin T. Parker
Executive Vice President, Finance and
Administration, Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of PeopleSoft, Inc., a Delaware corporation, do hereby constitute and appoint Craig A. Conway, Kevin T. Parker and Anne S. Jordan, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, may determine to be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

/s/ David A. Duffield David A. Duffield	Chairman of the Board of Directors

/s/ Craig A. Conway Craig A. Conway	President, Chief Executive Officer and Director (Principal Executive Officer and Director)

/s/ Kevin T. Parker Kevin T. Parker	Executive Vice President, Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ A. George Battle A. George Battle	Director

/s/ Aneel Bhusri Aneel Bhusri	Director

/s/ Frank J. Fanzilli, Jr. Frank J. Fanzilli, Jr.	Director

/s/ Steven D. Goldby Steven D. Goldby	Director

/s/ Michael J. Maples Michael J. Maples	Director

/s/ Cyril J. Yansouni Cyril J. Yansouni	Director

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statements on Form 8-A which are incorporated herein by reference pursuant to Items 3(vi) and (vii).

5.1	Opinion and consent of Counsel as to legality of securities being registered.

23.1	Independent Auditors’ Consent.

23.2	Notice Regarding Consent of Arthur Andersen LLP, Independent Public Accountants.

23.3	Consent of Counsel is contained in Exhibit 5.1.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	PeopleSoft, Inc. Executive Deferred Compensation Plan as amended and restated as of July 18, 2003.